EXHIBIT 10.2

FIRST AMENDMENT TO

EQUITY CAPITAL CONTRIBUTION AGREEMENT

     THIS FIRST AMENDMENT (this “Amendment”) to the Equity Capital Contribution Agreement dated as of August 31, 2008 (the “Agreement”), by and among Intermountain Renewable Power, LLC, a Delaware limited liability company (“IRP”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation (“MLP”), and Thermo No. 1 BE-01, LLC, a Delaware limited liability company (the “Company”), is made and entered on the 4th day of December, 2009, by and among IRP, MLP and the Company.

W I T N E S S E T H :

     WHEREAS, the Company was formed by virtue of its Certificate of Formation, filed with the Secretary of State of the State of Delaware on August 29, 2007, under the name Thermo No. 1 BE-01, LLC, and the Original Operating Agreement of the Company, dated August 29, 2007;

WHEREAS, IRP was initially the sole Member of the Company;

     WHEREAS, IRP, the Company and MLE entered into the Agreement, pursuant to which MLE made capital contributions to the Company in exchange for the Class A Interests, IRP made additional capital contributions to the Company and the membership interest held by IRP in the Company was converted into Class B Interests;

     WHEREAS, IRP and MLE entered into the LLC Operating Agreement, pursuant to which MLE was admitted as a Member of the Company, the Class A and B Interests were issued and certain other rights and obligations were provided for;

     WHEREAS, MLE assigned 100 percent of its Class A Interests to MLP under the Assignment and Assumption Agreement by and between MLE and MLP, and MLP made a capital contribution to the Company on October 17, 2008 under an amendment letter in satisfaction of the obligation to make the Second Funding Capital Contribution under the Equity Capital Contribution Agreement;

     WHEREAS, the Company is developing the Project, and, in connection therewith, is party to the EPC Agreement;

     WHEREAS, in addition to Capital Contributions made by IRP under the Agreement and the terms of the LLC Operating Agreement, IRP, through one or more Affiliates, has advanced funds necessary to cover certain cost overruns relating to the Project (the “Cost Overrun Advances”);

     WHEREAS, IRP desires to contribute to the capital of the Company the Cost Overrun Advances and the Members desire to amend the Agreement to reflect such contribution as an additional Capital Contribution by IRP in respect of its Class B Interests and to make other changes to the Agreement; and

     WHEREAS, in connection with developing the Project, the Company will file an application for a grant from the US Treasury under Section 1603 of division B of the American Recovery and Reinvestment Act of 2009 (a “Cash Grant”);

     NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Defined Terms. Any capitalized term used in this Amendment but not otherwise defined in this Amendment shall have the meaning ascribed to such term in the Agreement. Any reference to Merrill Lynch L.P. Holdings, Inc. will be replaced with MLP.

	Section 2.	Amendments to Agreement. The Agreement is hereby amended as
follows:

	2.1	Section 2.2.3 is hereby deleted in its entirety and replaced with the following:

“2.2.3 Not later than the Effective Date, IRP will have contributed the
Facility, Facility Site, Leases, related Assets and all other rights related to any of the foregoing to the Company, to the extent such Property is not then owned by the Company.

	2.2	The following is added as new Section 2.2.4:

“2.2.4 Any Cost Overrun Advance listed on Schedule 1 to the First
Amendment to Amended and Restated Limited Liability Company Agreement
that IRP caused to be paid for the benefit of the Project and the Company are deemed to be additional Capital Contributions made by IRP in respect of its Class
B Interests.”

2.3 Section 3.23 is hereby deleted in its entirety and replaced with the following:

“Section 3.23 Intangible Drilling Costs. For federal income tax purposes, all intangible drilling and development costs incurred by Raser, IRP or the Company before the Effective Date (other than those intangible drilling and development costs incurred during 2007) have been or will be capitalized by Raser pursuant to Code Section 59(e) and an election was or will be made to amortize the costs over a 60-month period. None of Raser, IRP or the Company has elected or will elect to expense any such costs for such tax purposes.”

     2.4 Subject to the Company receiving proceeds under the Cash Grant of at least $30,000,000, Sections 6.3 and 6.4 are hereby deleted in their entirety.

Section 3. Confirmation. Except as specifically modified by this

Amendment, the terms and provisions of the Agreement are hereby ratified and confirmed and remain in full force and effect.

     Section 4. Governing Law; Jurisdiction. This Amendment shall in all respects be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law rules thereof which may permit or require the application of the laws of another jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York in the county of New York or of the United States of America in the Southern District of New York and hereby waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue in an such action or proceeding in any such court.

     Section 5. Further Assurances. In connection with this Amendment and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably required or useful to carry out the intent and purpose of this Amendment and as are not inconsistent with the terms hereof.

     Section 6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

     Section 7. Joint Efforts. To the full extent permitted by Applicable Laws, neither this Amendment nor any ambiguity or uncertainty in this Amendment will be construed against any of the parties hereto, whether under any rule of construction or otherwise. On the contrary, this Amendment has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the parties hereto.

[Signatures on Next Page]

     IN WITNESS WHEREOF, each party has caused this First Amendment to the Equity Capital Contribution Agreement to be signed on its behalf as of the date first written above.

INTERMOUNTAIN RENEWABLE POWER, LLC, a Delaware limited liability company

By: /s/ Richard D. Clayton Name: Richard D. Clayton Title: Member

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED a Delaware corporation

By: /s/ Faiz Ahmad Name: Faiz Ahmad Title: Director THERMO NO. 1 BE-01, LLC, a Delaware limited liability company

By:	Intermountain Renewable Power, LLC,
a Delaware limited liability company
Its:	Managing Member

By: /s/ Richard D. Clayton
Name: Richard D. Clayton
Title: Member